Press Release

Source:  BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-476-9200

BNC Bancorp Reports 12 Percent Increase in Net Income for Third Quarter 2007

THOMASVILLE, N.C., / -- BNC Bancorp (NASDAQ: BNCN), parent of Bank of North Carolina, today reported that net income in the third quarter of 2007 rose 12.0 percent to $1.85 million from $1.65 million a year earlier. Per-share earnings (diluted) were $0.26, up 4.0 percent from $0.25 a year earlier. Return on average tangible equity for the third quarter was 15.44 percent.

For the nine-month period ended September 30, 2007, the Company reported net income of $5.89 million, an increase of 42.5 percent when compared to the $4.13 million reported for the first nine months of 2006. Diluted earnings per share increased to $0.83 for the nine-month period, a 12.2 percent increase compared to $0.74 reported for same period in 2006.

W. Swope Montgomery, Jr., President and Chief Executive Officer, said, "As we enter the fourth quarter of 2007, our Company and our entire industry is faced with many challenges, including a slowing housing market, an anticipated economic slowdown and the Federal Reserve rate cuts. Despite these obstacles, which have taken a heavy toll on many of our peers, we are pleased to report another quarter of strong relative performance. For the quarter, net income reached $1.85 million, a 12% increase compared to year ago levels, while diluted earnings per share increased 4.0% to $0.26.”

Mr. Montgomery continued “Diluted earnings per share were down compared to the first two quarters of 2007 due to a higher provision for loan losses, continued pressure on net interest margin, increased regulatory costs due to FDIC insurance, Sarbanes Oxley compliance and expenses associated with the new administrative office facility. During the quarter, we recognized an impairment in one of our long-standing loan relationships. The events leading to the deterioration of the credit were unrelated to the recent economic slowdown; however, the current conditions did impact the impairment charge relating to a devaluation of the collateral value. The credit has been evaluated, written-down to appropriate levels, and is currently in a workout status. As is our practice, particularly given the current lending environments in our respective markets, we are continuously evaluating our credit underwriting and review processes to better preserve our standards of performance while continuing to successfully serve our customers’ needs.”

“After a thorough evaluation of our housing related portfolio, we are cautiously optimistic that this charge was an isolated incident, and while slightly higher than normal charge-offs can be expected industry-wide in this economic environment, we believe our credit losses will stay within our historical range in the coming quarters. We are very fortunate that the real estate markets within North Carolina in which our Company operates have historically been much more stable and predictable than those grabbing recent headlines for price volatility. As many within our industry are forced to focus internally to correct asset quality issues, we view this period as an opportunity to strategically and prudently expand our brand of truly responsive, high service banking to attractive areas within and outside our current footprint”, said Montgomery.

Total assets as of September 30, 2007 were $1.1 billion, an increase of 21.9 percent compared to the $901 million as of September 30, 2006. Total loans on September 30, 2007 were $905 million, an increase of 22.7 percent from the $738 million reported as of September 30, 2006. Deposits increased 24.7 percent over the same one-year period. Compared to balances at December 31, 2006, total loans increased $131 million, or 16.9 percent during the first nine months of 2007.

“Despite the one problem relationship mentioned earlier, asset quality, our number one priority, continues to be strong, with non-performing assets increasing slightly to 0.52 percent from 0.46 percent of total assets a year earlier. As of September 30, 2007, non-accrual loans, other real estate owned, and loans 90 days past due and still accruing interest totaled $5.7 million compared to $4.1 million one year earlier, an increase of 39.0 percent, only slightly higher than the 22.7 percent increase in total loans over that same period. Net charge-offs to average loans for the first nine months were at an annualized rate of 0.20 percent compared to 0.14 percent in the year ago quarter”, said Montgomery.

BNC Bancorp is the parent Company of Bank of North Carolina, a $1.10 billion commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Northern Davidson County and Oak Ridge, North Carolina. In addition, the Bank operates a commercial and mortgage loan production office in Winston-Salem, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol “BNCN.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we make written and oral forward-looking statements within the meaning of certain securities laws, including in this press release, in other filings with the U.S. Securities and Exchange Commission (www.sec.gov), in reports to shareholders and in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2007 and beyond, and the medium and long terms strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the North Carolina economy in general and the strength of the local economies within North Carolina in which we conduct operations; the strength of the United States economy; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System in the United States; judicial decisions; the effects of competition in the markets in which we operate; inflation; the timely development and introduction of new products and services in receptive markets; the impact of changes in the laws and regulations regulating financial services (including banking, insurance and securities); changes in tax laws; technological changes; our ability to complete strategic acquisitions and to integrate acquisitions; judicial or regulatory proceedings; changes in consumer spending and saving habits; the possible impact on our businesses of international conflicts and other developments including those relating to the war on terrorism; and our anticipation of and success in managing the risks implicated by the foregoing.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)	For the
	Three Months Ended
	September 30, 2007	September 30, 2006
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,420	$15,026	29.2%
Interest expense	10,990	7,548	45.6
Net interest income	8,430	7,478	12.7
Provision for loan losses	1,140	645	76.7
Net interest income after provision for loan losses	7,290	6,833	6.7
Noninterest income	1,255	1,051	19.4
Noninterest expense	5,941	5,522	7.6
Income before income tax expense	2,604	2,362	10.3
Provision for income taxes	754	710	6.2
Net income	1,850	1,652	12.0

PER SHARE DATA
Earnings per share, basic	$0.27	$0.26	3.9%
Earnings per share, diluted	$0.26	0.25	4.0

Weighted average common shares outstanding:
Basic	6,895,012	6,269,752
Diluted	7,093,801	6,580,289

PERFORMANCE RATIOS
Return on average assets	0.68%	0.81%
Return on average equity	9.67%	10.72%
Return on average tangible equity	15.44%	17.39%
Net yield on earning assets (taxable equivalent)	3.55%	4.08%
Average equity to average assets	7.03%	7.56%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)	For the
	Nine Months Ended
	September 30, 2007	September 30, 2006	% Change

SUMMARY STATEMENTS OF OPERATIONS
Interest income	$54,408	$36,595	48.7%
Interest expense	30,262	17,972	68.4
Net interest income	24,146	18,623	29.7
Provision for loan losses	2,340	1,875	24.8
Net interest income after provision for loan losses	21,806	16,748	30.2
Noninterest income	3,766	2,669	41.1
Noninterest expense	17,229	13,570	27.0
Income before income tax expense	8,343	5,847	42.7
Provision for income taxes	2,458	1,718	43.1
Net income	5,885	4,129	42.5

PER SHARE DATA
Earnings per share, basic	$0.86	$0.78	10.3%
Earnings per share, diluted	$0.83	$0.74	12.2

Weighted average common shares outstanding:
Basic	6,848,714	5,307,484
Diluted	7,085,877	5,596,818

PERFORMANCE RATIOS
Return on average assets	0.77%	0.80%
Return on average equity	10.57%	13.40%
Return on average tangible equity	17.07%	17.83%
Net yield on earning assets (taxable equivalent)	3.68%	4.07%
Average equity to average assets	7.31%	7.56%
Allowance for loan losses as a % of total loans	1.27%	1.35%
Non-performing assets to total assets, end of period	0.52%	0.46%
Net charge-offs to average loans outstanding, annualized	0.20%	0.14%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)	For the
	Three Months Ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	December 31, 2005
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,420	$18,146	$16,842	$16,616	$15,026	$9,652
Interest expense	10,990	10,090	9,182	8,509	7,548	4,343
Net interest income	8,430	8,056	7,660	8,107	7,478	5,308
Provision for loan losses	1,140	650	550	780	645	900
Net interest income after provision for loan losses	7,290	7,406	7,110	7,327	6,833	4,408
Noninterest income	1,255	1,307	1,204	1,152	1,051	904
Noninterest expense	5,941	5,700	5,588	5,540	5,522	3,622
Income before income tax expense	2,604	3,013	2,726	2,939	2,362	1,690
Provision for income taxes	754	895	809	878	710	470
Net income	1,850	2,118	1,917	2,041	1,652	1,220

Net interest income, as reported	$8,430	$8,056	$7,660	$8,107	$7,478	$5,308
Tax-equivalent adjustment	422	401	386	411	348	249
Net interest income, tax-equivalent	8,852	8,457	8,046	8,518	7,826	5,557

PER SHARE DATA
Earnings per share, basic	$0.27	$0.31	$0.28	$0.30	$0.26	$0.25
Earnings per share, diluted	0.26	0.30	0.27	0.29	0.25	0.24

Weighted average common shares outstanding:
Basic	6,895,012	6,849,403	6,800,690	6,698,899	6,269,752	4,803,706
Diluted	7,093,801	7,090,473	7,074,287	7,026,623	6,580,289	5,104,670

PERFORMANCE RATIOS
Return on average assets	0.68%	0.84%	0.81%	0.88%	0.81%	0.83%
Return on average equity	9.67%	11.44%	10.63%	11.32%	10.72%	15.43%
Return on average tangible equity	15.44%	18.52%	17.38%	19.13%	17.39%	17.33%
Net yield on earning assets (taxable equivalent)	3.55%	3.71%	3.79%	4.09%	4.08%	4.15%
Average equity to average assets	7.03%	7.32%	7.62%	7.77%	7.56%	5.40%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)	As of
	September 30, 2007	September 30, 2006	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$905,259	$737,633	22.7%
Allowance for loan losses	11,479	9,956	15.3
Loans, net of allowance for loan losses	893,780	727,677	22.8
Securities, available for sale	84,917	75,443	12.6
Total Assets	1,098,263	900,995	21.9

Deposits:
Noninterest-bearing deposits	69,399	62,773	10.6
Interest-bearing demand and savings	216,865	183,585	18.1
CD's and other time deposits	611,674	473,822	29.1
Total deposits	897,938	720,180	24.7
Borrowed Funds	117,482	104,030	12.9
Total interest-bearing liabilities	946,021	761,437	24.2
Shareholders' Equity	78,242	70,458	11.1

	As of
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	December 31, 2005
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$905,259	$875,515	$805,519	$774,664	$737,633	$499,247
Allowance for loan losses	11,479	11,243	10,747	10,400	9,956	6,140
Loans, net of allowance for loan losses	893,780	864,272	794,772	764,264	727,677	493,107
Securities, available for sale	84,917	79,133	77,918	76,700	75,443	42,489
Total Assets	1,098,263	1,070,633	984,802	951,731	900,995	594,550

Deposits:
Noninterest-bearing deposits	69,399	71,653	70,660	65,932	62,773	39,573
Interest-bearing demand and savings	216,865	205,170	195,788	189,624	183,585	128,303
CD's and other time deposits	611,674	621,160	545,505	531,221	473,822	323,016
Total Deposits	897,938	897,983	811,953	786,777	720,180	490,892
Borrowed Funds	117,482	92,149	93,010	86,386	104,030	66,557
Total interest-bearing liabilities	946,021	918,479	834,303	807,231	761,437	517,876
Shareholders' Equity	78,242	74,970	73,875	72,523	70,458	33,114

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006	December 31, 2005
SELECTED BALANCE SHEET DATA
Quarterly average balances

Loans, net of allowance for loan losses	886,557	824,509	776,447	745,829	679,963	481,074
Securities, available for sale	84,064	75,982	77,230	72,504	72,519	42,486
Total earning assets	990,099	914,527	861,971	826,706	760,742	530,994
Total Assets	1,080,473	1,014,860	959,426	922,335	817,209	581,361

Deposits:
Noninterest-bearing deposits	68,204	69,438	64,462	70,140	49,965	42,778
Interest-bearing demand and savings	215,094	202,839	191,505	186,793	168,840	125,631
CD's and other time deposits	619,084	563,500	532,720	495,338	452,157	308,531
Total Deposits	902,382	835,777	788,687	752,271	670,962	476,940
Borrowed Funds	96,114	98,548	91,844	95,948	87,133	67,750
Total interest-bearing liabilities	930,292	864,887	816,069	778,079	708,130	501,912
Shareholders' Equity	75,931	74,258	73,152	71,752	61,819	31,379